Ex. 3.2 - 2

                                   EXHIBIT 3.2
                     WIN OR LOSE ACQUISITION CORPORATION
               AMENDMENT NO. 1 TO CERTIFICATE OF INCORPORATION


      Win or Lose Acquisition Corporation (the "Corporation"), pursuant to the requirements of the General Corporation Law of the State of Delaware, as amended, hereby adopts this Amendment to its Certificate of Incorporation.

     WHEREAS, the Amendment to the Certificate of Incorporation set forth herein was duly adopted in a resolution by the Corporation's Board of Directors, submitted to the Corporation's stockholders for their written consent and approval, and subsequently approved by the unanimous written consent of the holders of all Two Million Four Hundred Thousand (2,400,000) shares of the Corporation's issued and outstanding voting stock.

      In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the provisions of the original Certificate of Incorporation are hereby amended and superseded by the following amendments:

         THIRD:      The purpose of the Corporation and the nature and objects
of the business to be transacted, promoted, and carried on are to:

     (a) file a registration statement under the Securities Act of 1933 for a proposed "blank check offering" of common stock that will be conducted in compliance with Rule 419 promulgated by the Securities and Exchange Commission;

     (b) deposit 90% of any net offering proceeds of its blank check offering in a segregated escrow account pending compliance with the technical requirements of Rule 419;

     (c) use 10% of any net offering proceeds of its blank check offering, together with the capital contributed by its founding stockholders, to search for, investigate and negotiate a business combination transaction with another company that has both business history and operating assets;

     (d) comply with the technical requirements of Rule 419, complete its proposed business combination transaction and, thereafter, engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware; and

     (e) liquidate and dissolve itself in the event that it is unable to complete an offering of securities and complete a suitable business combination within the time limits specified in Rule 419.

         NINTH:      The  provisions  of the former  Ninth  Article are hereby
deleted in their entirety

      IN WITNESS WHEREOF, Win or Lose Acquisition Corporation has caused this Certificate of Amendment to be signed by Sally A. Fonner, its president, and Rachel A. Fefer, its Secretary, this 1st day of April, 2002.

WIN OR LOSE ACQUISITION CORPORATION             ATTEST



SALLY A. FONNER, PRESIDENT                      RACHEL A. FEFER, SECRETARY